Exhibit 2(a)(ii)

                            CERTIFICATE OF AMENDMENT

                                       OF

                         ING PILGRIM SENIOR INCOME FUND

     This Certificate of Amendment ("Certificate") is filed in accordance with the provisions of the Delaware Business Trust Act (Del. Code Ann. tit. 12, sections 3801 et seq.) and sets forth the following:

     1.   The name of the Fund is: ING Pilgrim Senior Income Fund("Fund").

     2. The name and business address of the registered agent is: The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

     3. The Fund is a registered investment company under the Federal Investment Company Act of 1940, as amended.

     4. The Fund's Certificate of Trust is hereby amended to change the name of the Fund to "Pilgrim Senior Income Fund."

     5.   This certificate is effective upon filing.

     IN WITNESS WHEREOF, the undersigned, being a Trustee of the Fund, has duly executed this Certificate of Amendment on this 26th day of March, 2001.




/s/ James M. Hennessy
-------------------------------
James M. Hennessy
7337 East Doubletree Ranch Road
Scottsdale, Arizona 85258